EXHIBIT 99.1

[LOGO] STURM, RUGER & COMPANY, INC.
       SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

Media contacts:
Ken Jorgensen                                                    Stephen Sanetti
Shooting Sports and Media Relations Coordinator                  President
603-865-2482                                                     203-319-2480

                   RUGER(R) ISSUES PRODUCT SAFETY WARNING AND
                          RECALL NOTICE OF SR9TM PISTOL

Southport, CT - April 9, 2008 - Sturm, Ruger & Company, Inc. (NYSE: RGR), announces that it has determined that Ruger SR9 pistols manufactured between October 2007 and April 2008 can, under certain conditions, fire if dropped with their manual safeties in the "off" or "fire" position and a round in the chamber. The pistols will not fire if the manual safety is in the "on" or "safe" position.

As a responsible manufacturer, we want to make our customers aware of this safety concern as soon as possible. Ruger is finalizing the design of a new trigger group which prevents firing when dropped and will retrofit at no charge all Ruger SR9 pistols with serial number prefix "330" (330-xxxxx).

SR9 owners can obtain information or register for the recall by:

      o     Visiting the Ruger website at: www.ruger.com/SR9recall/
      o     E-mail: SR9recall@ruger.com
      o     Fax: 928-541-8873
      o Calling the Ruger SR9 Recall Hotline at 800-784-3701 between 8:00 a.m. and 8:00 p.m. EDT.

When Ruger is ready to retrofit a consumer's pistol, Ruger will send a shipping box, label and instructions for the FREE return of the SR9 pistol to our factory in Prescott, Arizona. Work will be completed promptly at no charge to the consumer and the pistol will be returned at Ruger expense. All owners will receive a FREE SR9 magazine as a "thank you" for their patience and cooperation.

All owners of Ruger SR9 pistols are urged not to use their pistol until it has been retrofitted with these new factory parts. If owners must use their SR9 pistol, the manual safety should be kept in the "on" or "safe" position except when actually firing.

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About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation's leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with plants located in Newport, NH and Prescott, AZ.

                            Sturm, Ruger & Co., Inc.
                     Arms Makers for Responsible Citizens(R)

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